Exhibit 10.5
Ally Financial Inc.

ALLY FINANCIAL INC.
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
SECTION 1. Purpose. The purpose of the Ally Financial Inc. Non-Employee Directors Deferred Compensation Plan (the “Plan”) is to attract and retain the services of experienced non-employee directors for Ally Financial Inc. (the “Company”) by providing them with the opportunity to defer compensation payable for their services, thereby furthering the best interests of the Company and its shareholders. More specifically, the Plan establishes a mechanism for non-employee directors to voluntarily defer certain cash-based compensation (hereinafter “Cash Compensation” defined in Section 3 below) paid to them for serving as Company directors. The Plan is an unfunded deferred compensation plan that is intended to (a) comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”) and will be interpreted accordingly, and (b) be exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended. Non-employee directors’ equity-based compensation will be governed by the Ally Financial Inc. 2014 Non-Employee Directors Equity Compensation Plan or any successor plan under which such equity compensation is provided (the “Director Equity Compensation Plan”).
SECTION 2. Effective Date. The Plan is effective January 1, 2016. Cash Compensation paid to or earned by non-employee directors for services performed on or prior to December 31, 2015 is not subject to deferral. Cash Compensation earned by non-employee directors for services performed on or after January 1, 2016 may be deferred subject to the terms and conditions of the Plan.
SECTION 3. Eligibility.
A.Each non-employee director is eligible to defer Cash Compensation in accordance with the terms of the Plan.
B.Cash Compensation paid to non-employee directors that is eligible for deferral is comprised of:
1.the annual board retainer;
2.committee chair and member retainers; and
3.for the chairperson of the Company’s Board of Directors, the non-executive chairman retainer.
C.Cash Compensation paid to non-employee directors not eligible for deferral includes:
1.meeting fees; and
2.expense reimbursements.
SECTION 4. Election of Deferral.
A.On or before December 31 of each year, any non-employee director, or nominee for election to the Company’s Board of Directors who is not an employee of Company or a Company affiliate, must (if he or she wishes to defer Cash Compensation) make an irrevocable election to defer receipt of all or a specified portion of his or her Cash Compensation (in accordance with Section 5) otherwise payable during the following year. The deferral election must be made on form(s) approved by the Company for this purpose. Deferred Cash Compensation will be credited to a “Deferred Compensation Account” on the date the Cash Compensation

Exhibit 10.5
Ally Financial Inc.

would, but for the deferral, otherwise be payable as determined by the Company, and subject to Section 6(B) below.
B.For a newly elected non-employee director, the election under the Plan for the remainder of the calendar year in which the non-employee director joins the Board must be made, if at all, within 30 days of his or her election to the Board and, in any event, prior to the month in which any initial Cash Compensation is payable to him or her.
C.Each annual election will include the method by which the value of amounts deferred will be measured and paid in accordance with Sections 6 and 7 below, respectively.
D.An election under this Section 4 will be effective only with respect to Cash Compensation earned after the effective date of the election.
SECTION 5. Elective Deferral.
A.Each non-employee director may defer all or any portion of his or her Cash Compensation in accordance with Section 4 above. The notice of deferral election, executed copies of which are made part of the Plan, will include:
a.the percentage (0% to 100% in 25% increments) of his or her Cash Compensation; or
b.the authorization to receive Cash Compensation for the year it is earned when it is earned, it being understood that if the non-employee director submits no election, he or she will also receive Cash Compensation when it is earned.
B.Deferred Cash Compensation will be valued in accordance with Section 6 and payable in accordance with Section 7.
C.A non-employee director may change his or her election to defer from year to year, but may not change elections made during any prior year.
SECTION 6. Value of Deferred Compensation Accounts.
A.Cash Compensation may be deferred by means of:
a.“DSUs” as that term is defined in the Directors Equity Compensation Plan (i.e., a contractual right denominated in fully vested shares of the Company’s common stock); or
b.a market-based account that is credited with interest quarterly (i.e., no above- market or preferential earnings) as determined and identified by the Company prior to the deferral period, as elected by the deferring non-employee director at the time of his or her deferral election.
B.Cash Compensation deferred in the form of DSUs will be tracked as a quarterly allocation to the non-employee director’s Deferred Compensation Account of DSUs equal to the quotient of (i) all Cash Contribution for the applicable quarter divided by (ii) the “Fair Market Value” of a “Share” (as such terms are defined in the Directors Equity Compensation Plan) on the date of close of the quarter in which the Cash Contribution was earned, with each fractional DSU rounded up to the nearest whole DSU.
C.A non-employee director who has deferred Cash Compensation will not have access to or any interest in the Deferred Compensation Account until it is paid in accordance with Section 7.

Exhibit 10.5
Ally Financial Inc.

SECTION 7. Payment of Deferred Cash Compensation.
A.The Deferred Compensation Account is payable in cash if carried as a market-based account, and in shares of Company common stock if carried as DSUs.
B.The Deferred Compensation Account will be paid in accordance with each non- employee director’s election (made in accordance with Sections 4 and 5 above):
1.in a lump sum within 75 days of the termination of the non-employee director’s service; or
2.in two to five annual installments commencing within 75 days of the termination of the non-employee director’s service and payable annually on or about the anniversary of the first installment until the total of the Deferred Compensation Account is paid.
C.Cash Compensation deferred in the form of DSUs per Section 6(A)(1) above will be settled as follows:
1.if payable in a lump sum in accordance with Section 7(B)(1) above, in the same manner and at the same time as DSUs awarded to non-employee directors in accordance with the Directors Equity Compensation Plan; or
2.if payable in annual installments in accordance with Section 7(B)(2) above, in tranches based on the number of installments elected by the non-employee director on an annual basis on or about the anniversary of the settlement of the first tranche paid and with each tranche valued as of the anniversary of the valuation date of the first tranche.
D.Cash Compensation deferred in the form of a market-based account per Section 6(A)(2) above will be paid as follows:
1.if payable in one lump sum in accordance with Section 7(B)(1) above, based on the full value of the Deferred Compensation Account as of the date of termination of service; or
2.if payable in annual installments in accordance with Section 7(B)(2) above, based on the quotient of (a) the value of the remainder of the Deferred Compensation Account as of the date of termination of service divided by (b) the number of installments remaining in the non-employee director’s election, it being understood that the value of the Deferred Compensation Account used in the numerator of this formula is reduced annually by the installment(s) paid during the prior year but that the remainder of the Deferred Compensation Account will continue to be credited with interest in accordance with the terms of the account provided under Section 6(A)(2).
SECTION 8. Distribution Upon Death or Change in Control.
A.If any non-employee director dies before receiving all Deferred Cash Compensation, the unpaid amount will be paid to his or her “Beneficiary” (as defined under the Directors Equity Compensation Plan) in a lump sum as of the date 180 days following the date of the non-employee director’s death.
B.In the event of a “Change in Control” as defined in the Directors Equity Compensation Plan (and provided that such event constitutes a permissible payment event under Section 409A), the then unpaid balance of each non-employee director’s Deferred Cash Compensation will be distributed to such non-employee director (or his or her Beneficiary) in a lump sum as of the date of such Change in Control.

Exhibit 10.5
Ally Financial Inc.

C.Under either of these circumstances ((A) or (B)), Deferred Cash Compensation will be valued in accordance with Section 6 of the Plan.
SECTION 9. Rights Unsecured. The right of any non-employee director or any Beneficiary to receive payment in respect of all amounts credited to his or her Deferred Compensation Account under the Plan will at all times be an unsecured claim against the general assets of the Company and the obligation of the Company under the Plan will be solely contractual. At all times, the Deferred Compensation Accounts referred to in the Plan will be unfunded, notional accounts maintained by the Company in its records the value of which will be tracked in accordance with the terms and conditions of the Plan.
SECTION 10. Non-Assignability. Rights under the Plan may not be assigned, transferred, pledged, or encumbered or be subject in any manner to alienation or anticipation except by will or by the laws of descent and distribution.
SECTION 11. Statement of Account. Once established, each non-employee director will be able to view his or her Deferred Compensation Account on-line at any time.
SECTION 12. Administration. The Plan will be administered by the Ally Financial Inc. Compensation Nominating and Governance Committee (the “Committee”), which has authority to adopt rules and regulations for carrying out the Plan and to interpret, construe, and implement the Plan’s provisions. The Committee may delegate its administrative authority over the Plan and, per its recommendation for approval of the Plan to the Company’s Board of Directors, has delegated day-to-day administration of the Plan, consistent with its terms, to the Company’s Compensation Director and such person(s) as she may designate to carry out Plan administration functions from time to time. That delegation is, therefore, imbedded in the terms of the Plan. All decisions of the Committee, or its delegate, will be final, conclusive, and binding upon all parties with an interest in the Plan. The Plan will be administered on a calendar year basis for all purposes.
SECTION 13. Section 409A. The Plan is intended to comply with and all Plan provisions will be interpreted to satisfy the requirements of Section 409A. “Termination of service” and similar terms used in the Plan to refer to a non-employee director’s termination of service will mean a “separation from service” as defined under Section 409A. For purposes of Section 409A, each payment to be made pursuant to the Plan is designated as a separate payment. If any provision, term, or condition of the Plan would otherwise frustrate or conflict with this intent, the provision, term, or condition will be interpreted and deemed amended so as to avoid this conflict. Any provision of the Plan will cease to be operable and any action which may be taken under the terms of the Plan (including without limitation any investment or distribution elections) will cease to be available, to the extent such provision or permitted action would cause deferrals and earnings under the Plan to be treated as immediately taxable for U.S. federal income tax purposes for one or more participating non-employee directors, as determined by the Company, in its sole discretion. The Company will notify non-employee directors of any determination under this Section 13 as soon as practicable thereafter. In no event will the Company reimburse a non-employee director for any taxes or penalties that may be imposed on him or her as a result of Section 409A.
SECTION 15. Amendment and Termination. The Plan may at any time be amended, modified, or terminated by the Company’s Board of Directors. No amendment, modification, or termination will,

Exhibit 10.5
Ally Financial Inc.

without the consent of a participating non-employee director, adversely affect such non-employee director’s rights with respect to amounts accrued in his or her Deferred Cash Compensation Account.
SECTION 16. Incapacity. If a non-employee director or Beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the Plan’s terms to such individual will be paid to his or her appointed guardian or conservator and such payment will be a completed discharge of any liability of the Company under the Plan.
SECTION 17. Successors in Interest. The obligations of the Company under the Plan will be binding upon any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose any reference to the Company in the Plan will be deemed to include any such successor or successors.
SECTION 18. Governing Law; Interpretation. The Plan will be governed by, and interpreted and enforced in accordance with, the laws of the State of Michigan, without application of the conflicts of law principles thereof.